Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 2% Sequential Revenue Growth for the Second Quarter of 2025

Consolidated Gross Profits increased by 7% over the First Quarter of 2025

PITTSBURGH, PA – August 13, 2025—Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights:

•	Total consolidated revenues increased by 2% to $49.1 million, compared to revenues of $48.3 million in the first quarter of 2025;

•	Consolidated gross margins increased by 147-basis points, compared to the gross margins achieved in the first quarter of 2025;

•	The Company’s Data and Analytics Services segment reported increased gross margins of 116-basis points compared to its gross margins in the first quarter of 2025;

•	The IT Staffing Services segment achieved a 3% increase in its revenues during the second quarter of 2025, compared to its revenues during the first quarter of 2025;

•

GAAP diluted earnings (loss) per share was $0.01 in the second quarter of 2025, compared to $0.12 in the second quarter of 2024 and ($0.12) in the first quarter of 2025. Results for first quarter of 2025 included $1.4 million of severance expense, while the second quarter of 2025 included $0.9 million of combined severance and Finance & Accounting transition costs. There were no comparable during the second quarter of 2024; and

•	Non-GAAP diluted earnings per share was $0.15 in the second quarter of 2025, compared to $0.19 in the second quarter of 2024 and $0.06 in the first quarter of 2025.

Second Quarter Results:

Revenues for the second quarter of 2025 totaled $49.1 million, compared to $49.5 million during the corresponding quarter of 2024. Gross profits in the second quarter of 2025 were $13.8 million, compared to $14.0 million in the corresponding quarter of 2024. Gross margin was 28.1% in the second quarter of 2025, compared to 28.2% in the second quarter of 2024. GAAP net income for the second quarter of 2025 totaled $0.1 million or $0.01 per diluted share, compared to a net income of $1.4 million, or $0.12 per diluted share, during the same period of 2024. Non-GAAP net income for the second quarter of 2025 totaled $1.8 million, or $0.15 per diluted share, compared to $2.2 million, or $0.19 per diluted share, in the second quarter of 2024.

In the IT Staffing Services segment, revenue quality was enhanced through higher bill rates and increased margins, which was primarily driven by disciplined pricing and focused execution. Our sharpened focus on our top 10 client accounts, particularly in the Banking and Financial Services sector, has helped deepen engagement with these clients and reinforce our positioning in strategic client portfolios. While client activity remained below prior-year levels, consistent with the trends we are seeing in the broader market, we believe the Company’s ability to expand margins and maintain pricing strength underscores the resilience of our delivery model and our ability to create value for clients in a measured demand environment.

Activity levels in the Company’s Data and Analytics Services segment were softer during the second quarter when compared to the first quarter of 2025, with order bookings totaling $5.8 million. This performance reflects slower client decision-making cycles and a cautious approach to discretionary spending, consistent with trends we are seeing in the macroeconomic environment. While near-term visibility remains limited, the Company remains confident in the long-term demand drivers underpinning this segment.

Nirav Patel, the Company’s President and Chief Executive Officer, stated: “The second quarter of 2025 reflected ongoing measured client activity and cautious decision-making, though we are beginning to see early signs of stabilization in the broader environment. I’m pleased with our resilient performance in the first half of the year, marked by continued year-over-year growth in both revenue and gross margins. As we look ahead, we continue preparing the organization for long-term growth while positioning Mastech Digital as a trusted partner for enterprises to reimagine themselves and transition into AI-first organizations.”

Commenting on the Company’s financial position, Kannan Sugantharaman, Mastech Digital’s Chief Financial and Operations Officer, stated: “On June 30, 2025, we had $27.9 million of cash balances on hand, no bank debt, and borrowing availability of $22.2 million under our revolving credit facility. Our Days Sales Outstanding (DSO) measurement stood at 53-days on June 30, 2025, which is well within our targeted range.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA, with offices across the U.S., Canada, Europe, and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses from our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions, and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitate comparisons of our results with other periods.

Severance charges: From time to time, we incur severance expenses related to the termination by the Company of leadership and other key personnel. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Finance and accounting transition expense: During the first quarter of 2025, the Company’s Board of Directors made the decision to implement a long-term cost-cutting initiative to transition the Company’s finance and accounting functions to India. During 2025, the Company expects to incur additional costs related to the duplication of resources and travel expenses during the training and knowledge transfer process. Additionally, the Company expects to pay severance expense related to this initiative. The Company estimates total transition and severance expenses to approximate $2.0 million. Post-transition cost savings are expected to approximate $1.2 million per annum. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections, and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market and general economic conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the Company’s strategies, initiatives and expectations concerning its operations and operating results, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic or any other health epidemics or other outbreaks that disrupt day-to-day activities and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024.

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For more information, contact:

Liz Morgan, +1 972-896-1771, liz@mastechdigital.com

Mastech Digital, Inc.

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$27,933	$27,742
Accounts receivable, net	30,505	31,443
Prepaid and other current assets	7,221	7,020

Total current assets	65,659	66,205
Equipment, enterprise software and leasehold improvements, net	1,793	1,998
Operating lease right-of-use assets, net	3,192	3,832
Deferred income taxes	1,674	1,298
Deferred financing costs, net	142	189
Deferred compensation, net	1,250	—
Non-current deposits	463	444
Goodwill, net of impairment	27,210	27,210
Intangible assets, net of amortization	9,009	10,308

Total assets	$110,392	$111,484

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,564	$4,683
Current portion of operating lease liability	1,313	1,265
Accrued payroll and related costs	13,693	13,750
Other accrued liabilities	1,148	879

Total current liabilities	19,718	20,577
Long-term liabilities:
Long-term operating lease liability, less current portion	1,825	2,486
Long-term severance liability	1,039	987

Total liabilities	22,582	24,050
Shareholders’ equity:
Common stock, par value $0.01 per share	135	135
Additional paid-in capital	40,064	38,277
Retained earnings	54,513	55,817
Accumulated other comprehensive income (loss)	(1,903)	(1,910)
Treasury stock, at cost	(4,999)	(4,885)

Total shareholders’ equity	87,810	87,434

Total liabilities and shareholders’ equity	$110,392	$111,484

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Revenues	$49,097	$49,534	$97,414	$96,357
Cost of revenues	35,277	35,554	70,702	70,246

Gross profit	13,820	13,980	26,712	26,111
Selling, general and administrative expenses	13,793	12,287	28,538	24,824

Income (loss) from operations	27	1,693	(1,826)	1,287
Other income/(expense), net	183	116	274	240

Income (loss) before income taxes	210	1,809	(1,552)	1,527
Income tax expense (benefit)	75	418	(248)	297

Net income (loss)	$135	$1,391	$(1,304)	$1,230

Earnings (loss) per share:
Basic	$0.01	$0.12	$(0.11)	$0.11
Diluted	$0.01	$0.12	$(0.11)	$0.10
Weighted average common shares outstanding:
Basic	11,767	11,652	11,760	11,633

Diluted	11,964	11,922	11,760	11,915

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
GAAP Net Income (Loss)	$135	$1,391	$(1,304)	$1,230
Adjustments:
Amortization of acquired intangible assets	649	693	1,299	1,386
Stock-based compensation	714	461	1,609	1,011
Severance expense	232	—	1,641	—
Finance and accounting transition expense	688	—	688	—
Income tax adjustments	(588)	(296)	(1,347)	(615)

Non-GAAP Net Income	$1,830	$2,249	$2,586	$3,012

GAAP Diluted Earnings (Loss) Per Share	$0.01	$0.12	$(0.11)	$0.10

Non-GAAP Diluted Earnings Per Share	$0.15	$0.19	$0.21	$0.25

Weighted average common shares outstanding:
GAAP Diluted Shares	11,964	11,922	11,760	11,915

Non-GAAP Diluted Shares	11,964	11,922	12,084	11,915

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Revenues:
Data and analytics services	$8,589	$8,876	$17,549	$16,943
IT staffing services	40,508	40,658	79,865	79,414

Total revenues	$49,097	$49,534	$97,414	$96,357

Gross Margin %:
Data and analytics services	45.2%	49.2%	44.6%	47.9%
IT staffing services	24.5%	23.6%	23.6%	22.7%

Total gross margin %	28.1%	28.2%	27.4%	27.1%

Segment Operating Income (Loss):
Data and analytics services	$(154)	$744	$(282)	$290
IT staffing services	1,750	1,642	2,084	2,383

Subtotal	1,596	2,386	1,802	2,673
Amortization of acquired intangible assets	(649)	(693)	(1,299)	(1,386)
Severance expense	(232)	—	(1,641)	—
Finance and accounting transition expense	(688)	—	(688)	—
Interest income and other, net	183	116	274	240

Income (loss) before income taxes	$210	$1,809	$(1,552)	$1,527